Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE: June 16, 2011

INVESTOR CONTACT: David P. Szostak

PetroAlgae Inc.

Phone: (321) 409-7407

Email: dszostak@petroalgae.com

MEDIA CONTACT: Harold Gubnitsky .

Phone: 321-409-7403

Email: hgubnitsky@petroalgae.com

ANTHONY TIARKS JOINS PETROALGAE AS CEO

MELBOURNE, FL — June 16, 2011 — PetroAlgae Inc. (OTCPK: PALG), a leading renewable energy company that licenses its commercial micro-crop technology globally, today announced that Anthony Tiarks, a 30-year veteran of the investment and aerospace industries, has joined PetroAlgae as Chief Executive Officer. Dr. John Scott, formerly Chairman and CEO will continue as Chairman.

“I have known Tony for some time and am very happy I was able to convince him to come aboard,” said Dr. Scott. “This is the perfect time for someone with Tony’s financial expertise, strategic vision, and international experience to assume the CEO role. We have been planning this move for some time, as it will allow me to focus more on the technology and innovation side of the business. I know we will work extremely well together.”

Prior to joining PetroAlgae, Mr. Tiarks was President & CEO of Liberty Aerospace, Inc., which he established in the United States in 2000 with the purpose of developing, certifying and delivering a new-generation, advanced, entry level aircraft called the XL2. Prior to starting Liberty Aerospace, Mr. Tiarks was the Managing Director in London of Donaldson, Lufkin & Jenrette, a US investment bank; Chairman of Tide Brokers Limited, a wholesale money broker; and Managing Director of Tide (U.K.) Limited, an international foreign exchange fund management group. Mr. Tiarks has a B.S. in Systems and Management from City University, London, United Kingdom.

“When John Scott first explained PetroAlgae and its technology for developing commercial biomass at scale to me, I knew the company had something special,” said Mr. Tiarks. “We also agreed that my experience in China and other international markets, as well as my work in the investment and aviation industries, would be a big plus for the company at this stage of its development. I am very excited about the prospects, and I look forward to working with John and the entire team at PetroAlgae”

About PetroAlgae

PetroAlgae Inc. (OTCPK: PALG), based in Melbourne, Florida, is a renewable energy company that licenses and deploys the leading biomass production platform to address existing and growing unmet needs in the global energy and agriculture markets. The company’s technology enables the growing and harvesting of a wide variety of non-algae micro-crops suitable to local climates in open-pond bioreactors. For more information about PetroAlgae, please visit our website at http://www.petroalgae.com

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